Exhibit 99.1

NEWS RELEASE CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

PLEASANTON, Calif., December 3, 2015 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2015.

•	Fourth quarter revenue decreased 3% year-over-year to $455.5 million. Fiscal 2015 revenue increased 5% to $1,797.1 million.

•	Fourth quarter GAAP earnings per share (EPS) $0.75, up 12 cents or 19% from last year’s fourth quarter. Fiscal 2015 GAAP EPS $4.14, down 25% from fiscal 2014.

•	Fourth quarter non-GAAP EPS $2.00, up 5 cents or 3% from last year’s fourth quarter. Fiscal 2015 non-GAAP EPS $7.44, up 2% from fiscal 2014. See “Reconciliation of Non-GAAP Results to GAAP Results” below.

•	Fourth quarter free cash flow $46.2 million and adjusted free cash flow $60.9 million. Fiscal 2015 free cash flow $147.9 million and adjusted free cash flow $216.4 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report record revenue and record non-GAAP EPS for the year. We accomplished this through market share gains across our geographies, success with the Biofinity® family of products and a continued push into 1 Day silicone hydrogel with clariti® and MyDay®. As we enter fiscal 2016, we remain encouraged by our business trends and believe we are well positioned for sustained growth going forward.”

Fourth Quarter GAAP Operating Highlights

•	Revenue $455.5 million, down 3% from last year’s fourth quarter, up 4% pro forma (defined as constant currency and including acquisitions in both periods).

•	Gross margin 56% compared with 60% in last year’s fourth quarter. Gross margin was negatively impacted primarily by currency and integration and facility start-up costs, offset in part by growth in Biofinity. Excluding integration and facility start-up costs, gross margin was 64% vs. 63% last year.

•	Operating margin 9% compared with 8% in last year’s fourth quarter. On a non-GAAP basis, operating margin was 24% vs. 23% last year.

•	Depreciation $37.0 million, up 30% from last year’s fourth quarter due primarily to $6.5 million of accelerated depreciation related to the Sauflon acquisition. Amortization $13.1 million, down 7% from last year’s fourth quarter.

•	Total debt increased $42.1 million from July 31, 2015, to $1,350.0 million, primarily due to the acquisition of Reprogenetics and stock buybacks, offset by operational cash flow generation.

•	Interest expense increased to $4.8 million compared with $3.3 million in last year’s fourth quarter primarily due to higher debt and interest rates associated with the acquisition of Sauflon.

•	Cash provided by operations $104.5 million and capital expenditures $58.3 million resulted in free cash flow of $46.2 million. Excluding acquisition and integration costs of $14.7 million, adjusted free cash flow was $60.9 million.

Fourth Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $373.4 million, down 3% from last year’s fourth quarter, up 5% in constant currency, up 7% in constant currency excluding solutions which are included in the “non single-use sphere, other” category below.

•	Revenue by category:

	(In millions) 4Q15	% of CVI Revenue 4Q15	%chg y/y	Constant Currency %chg y/y
Toric	$110.4	30%	0%	8%
Multifocal	39.1	10%	-1%	7%
Single-use sphere	94.1	25%	2%	12%
Non single-use sphere, other	129.8	35%	-9%	-2%

Total	$373.4	100%	-3%	5%

•	Revenue by geography:

	(In millions) 4Q15	% of CVI Revenue 4Q15	%chg y/y	Constant Currency %chg y/y
Americas	$155.9	42%	2%	4%
EMEA	148.2	40%	-9%	3%
Asia Pacific	69.3	18%	0%	13%

Total	$373.4	100%	-3%	5%

•	Gross margin 54% compared with 59% in last year’s fourth quarter. Gross margin was negatively impacted primarily by currency and integration and facility start-up costs, offset in part by growth in Biofinity. Excluding integration and facility start-up costs, gross margin was 64% vs. 63% last year.

Fourth Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $82.2 million, down 1% from last year’s fourth quarter, down 2% pro forma.

•	Revenue by category:

	(In millions) 4Q15	% of CSI Revenue 4Q15	%chg y/y	Pro forma %chg y/y
Office and surgical procedures	$52.2	63%	-5%	-5%
Fertility	30.0	37%	9%	3%

Total	$82.2	100%	-1%	-2%

•	Gross margin 62%, compared with 64% in last year’s fourth quarter. Gross margin was negatively impacted primarily by the acquisition of Reprogenetics. Excluding integration related expenses, gross margin was 62% vs. 65% last year.

Fiscal Year 2015 GAAP Operating Highlights

•	Revenue $1,797.1 million, up 5% from fiscal 2014, up 5% pro forma.

•	CVI revenue $1,487.8 million, up 7% from fiscal 2014, up 6% pro forma, and CSI revenue $309.3 million, down 5% from fiscal 2014, down 2% pro forma.

•	Gross margin 60% compared with 64% in fiscal 2014. Non-GAAP 63% compared with 65% in fiscal 2014.

•	Operating margin 13% compared with 18% in fiscal 2014. Non-GAAP 23% from 24% in fiscal 2014.

•	Depreciation and amortization expense $191.4 million.

•	Interest expense $18.1 million compared with $8.0 million in fiscal 2014.

•	Cash provided by operations $390.9 million and capital expenditures $243.0 million resulted in free cash flow of $147.9 million. Excluding acquisition and integration costs of $51.5 million and the litigation settlement charge of $17.0 million, adjusted free cash flow was $216.4 million.

Fiscal Year 2016 Guidance

The Company initiated its fiscal year 2016 guidance. Guidance for reported results is based on recent foreign exchange rates. Non-GAAP earnings per share excludes amortization of existing other intangible assets of approximately $50.6 million or $0.78 per share for the full fiscal year and $12.9 million or $0.20 per share for the first fiscal quarter of 2016, and other costs including integration expenses which we would not have otherwise incurred as part of our continuing operations. Details are summarized as follows:

•	Fiscal 2016 total revenue of $1,834 - $1,874 million

•	CVI revenue $1,509 - $1,539 million

•	CSI revenue $325 - $335 million

•	Non-GAAP earnings per share guidance of $7.60 - $7.90 for the full fiscal year (represents pro forma growth of 10-14% which includes the forecasted negative impact from foreign currency of $0.58 per share).

•	Fiscal first quarter 2016 total revenue of $435 - $447 million

•	CVI revenue $356 - $366 million

•	CSI revenue $79 - $81 million

•	Non-GAAP earnings per share guidance of $1.52 - $1.62 for fiscal first quarter 2016.

Other

•	In October 2015, the company repurchased $51.3 million of common stock under the existing share repurchase program for an average share price of $139.60. The program has $118.4 million of remaining availability and no expiration date.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisitions and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•	We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and litigation as well as litigation filed against CooperVision and other contact lens manufacturers relating to Unilateral Pricing Policy (UPP). In our fiscal third quarter and full year 2015, we exclude the $17.0 million charge to settle intellectual property claims with JJVC. While we may incur similar costs and charges, we do not consider them as part of our continuing operations.

Guidance for earnings per share is provided on a non-GAAP basis due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses. We are not able to provide a reconciliation of these non-GAAP items to expected reported GAAP earnings per share due to the unknown effect, timing and potential significance of such charges and expenses. Management does not consider the excluded items as part of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth including Sauflon and Reprogenetics, we include revenue for the comparison period when we did not own them of $4.8 million in our fiscal fourth quarter of 2014 for Reprogenetics, and $140.4 million in the fiscal nine month period ended July 31, 2014 for Sauflon.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

We also provide the metric of adjusted free cash flow that we believe represents our operations ability to generate cash by adjusting cash flow from operations for capital expenditures that are part of our ongoing operations and for acquisition related and integration costs and the legal settlement discussed above that are not part of our ongoing operations. We believe adjusted free cash flow is useful to investors as an additional measure of performance because it reports elements of our operating activities and excludes cash flow elements that we do not consider to be related to our ability to generate cash. As discussed above, we incur significant acquisition related and integration costs primarily related to the acquisition of Sauflon that will diminish over time; and the JJVC legal settlement is not part of our ongoing operations; and we believe it is useful to investors to understand the effects of these costs on our adjusted free cash flow.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,
	2015			2015	2014			2014
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$202,227	$(37,866	)A	$164,361	$188,445	$(16,097	)A	$172,348
Selling, general and administrative expense	$179,643	$(13,621	)B	$166,022	$208,021	$(38,828	)B	$169,193
Research and development expense	$18,360	$(2,383	)C	$15,977	$18,181	$(648	)C	$17,533
Amortization of intangibles	$13,053	$(13,053	)D	$—	$13,976	$(13,976	)D	$—
(Benefit from) provision for income taxes	$(588)	$5,063	E	$4,475	$3,618	$5,533	E	$9,151
Diluted earnings per share attributable to Cooper stockholders	$0.75	$1.25		$2.00	$0.63	$1.32		$1.95

A	Our fiscal 2015 GAAP cost of sales includes $34.8 million of charges primarily for product and equipment rationalization and related severance costs, arising from the acquisition of Sauflon, and $2.9 million of facility start-up costs in CooperVision; and $0.2 million of severance costs in our CooperSurgical fertility business. Our fiscal 2014 GAAP cost of sales included $16.1 million of charges primarily for product and equipment rationalization, arising from the acquisition of Sauflon.
B	Our fiscal 2015 GAAP selling, general and administrative expense includes $13.0 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and severance costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $0.6 million for the litigation settlement and legal costs, described above. Our fiscal 2014 GAAP selling, general and administrative expense included $38.8 million of acquisition, integration and restructuring costs.
C	Our fiscal 2015 GAAP research and development expense includes $2.4 million for equipment rationalization and related integration and restructuring activities. Our fiscal 2014 GAAP research and development expense included $0.6 million of severance costs related to integration and restructuring activities.
D	Amortization expense was $13.1 million and $14.0 million for the fiscal 2015 and 2014 periods, respectively.
E	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Twelve Months Ended October 31,
	2015			2015	2014			2014
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$726,798	$(70,330	)A	$656,468	$626,206	$(16,524	)A	$609,682
Selling, general and administrative expense	$712,543	$(51,489	)B	$661,054	$683,115	$(44,524	)B	$638,591
Research and development expense	$69,589	$(4,600	)C	$64,989	$66,259	$(649	)C	$65,610
Amortization of intangibles	$51,459	$(51,459	)D	$—	$35,710	$(35,710	)D	$—
Provision for income taxes	$10,341	$15,505	E	$25,846	$24,705	$11,043	E	$35,748
Diluted earnings per share attributable to Cooper stockholders	$4.14	$3.30		$7.44	$5.51	$1.78		$7.29

A	Our Fiscal 2015 GAAP cost of sales includes $61.6 million of charges primarily for product and equipment rationalization and related severance costs, arising from the acquisition of Sauflon, and $8.0 million of facility start-up costs in CooperVision; and $0.7 million of severance costs in our CooperSurgical fertility business. Our fiscal 2014 GAAP cost of sales also included $16.5 million of charges primarily for product and equipment rationalization, arising from the acquisition of Sauflon.
B	Our fiscal 2015 GAAP selling, general and administrative expense includes $31.7 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and severance costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $19.8 million for the litigation settlement and legal costs, described above. Our fiscal 2014 GAAP selling, general and administrative expense included $44.5 million for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and severance costs in our CooperSurgical fertility business.
C	Our fiscal 2015 GAAP research and development expense includes $4.6 million for equipment rationalization and related integration and restructuring activities. Our fiscal 2014 GAAP research and development expense included $0.6 million of severance costs related to integration and restructuring activities.
D	Amortization expense was $51.5 million and $35.7 million for fiscal 2015 and 2014, respectively.
E	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

Free Cash Flow and Adjusted Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended October 31,	Twelve Months Ended October 31,
	2015	2015
Cash flow from operations	$104,521	$390,970
Capital expenditures	(58,310)	(243,023)

Free cash flow	$46,211	$147,947

Items not included in adjusted free cash flow:
Integration costs and other	14,719	51,459
Litigation settlement	—	17,000

Adjusted Free cash flow	$60,930	$216,406

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2015 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A recording of the call will be available beginning at 8:00 PM ET on December 3, 2015 through December 10, 2015. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper). A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2016 Guidance and all statements regarding acquisitions including the acquired companies’ financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, difficulties in integrating entities or operations, as well as estimates of our and the acquired entities’ future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, including the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance, enhancements, or new system deployments and integrations, integration of acquisitions, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing tax laws, regulations and enforcement guidance, which affect the contact lens industry, specifically, or the medical device and the healthcare industries generally; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, warning letters, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 as well as in our forthcoming Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2015	October 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$16,426	$25,222
Trade receivables, net	282,918	276,280
Inventories	419,692	381,474
Deferred tax assets	41,731	40,224
Other current assets	81,051	68,417

Total current assets	841,818	791,617

Property, plant and equipment, net	967,097	937,325
Goodwill	2,197,077	2,220,921
Other intangibles, net	411,090	453,605
Deferred tax assets	9,127	15,732
Other assets	34,401	39,140

	$4,460,610	$4,458,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$240,443	$101,518
Other current liabilities	324,979	340,664

Total current liabilities	565,422	442,182

Long-term debt	1,109,514	1,280,833
Deferred tax liabilities	31,016	69,525
Other liabilities	80,754	77,360

Total liabilities	1,786,706	1,869,900

Total Cooper stockholders’ equity	2,667,509	2,569,878
Noncontrolling interests	6,395	18,562

Stockholders’ equity	2,673,904	2,588,440

	$4,460,610	$4,458,340

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2015	2014	2015	2014
Net sales	$455,536	$467,997	$1,797,060	$1,717,776
Cost of sales	202,227	188,445	726,798	626,206

Gross profit	253,309	279,552	1,070,262	1,091,570
Selling, general and administrative expense	179,643	208,021	712,543	683,115
Research and development expense	18,360	18,181	69,589	66,259
Amortization of intangibles	13,053	13,976	51,459	35,710

Operating income	42,253	39,374	236,671	306,486
Interest expense	4,780	3,251	18,103	7,965
Other expense, net	1,046	1,248	3,083	1,987

Income before income taxes	36,427	34,875	215,485	296,534
(Benefit from)/Provision for income taxes	(588)	3,618	10,341	24,705

Net income	37,015	31,257	205,144	271,829
Less: Income attributable to noncontrolling interests	336	470	1,621	1,973

Net income attributable to Cooper stockholders	$36,679	$30,787	$203,523	$269,856

Diluted earnings per share attributable to Cooper stockholders	$0.75	$0.63	$4.14	$5.51

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,177	49,126	49,179	48,960

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q15			Trailing Twelve Months 2015
		Market	CVI		Market	CVI
	Market	Change	Change	Market	Change	Change
Sales by Modality
Single-use	$870	14%	21%	$3,175	10%	16%
Other	1,055	3%	4%	4,090	0%	5%

WW Soft Contact Lenses	$1,925	8%	9%	$7,265	4%	8%

Sales by Geography
Americas	$845	11%	6%	$3,135	5%	8%
EMEA	540	4%	10%	2,080	5%	9%
Asia Pacific	540	6%	12%	2,050	2%	8%

WW Soft Contact Lenses	$1,925	8%	9%	$7,265	4%	8%

Source: Management estimates and independent market research

COO-E

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